Exhibit 10.10
[FORM OF]
Executive Continuity and Stay Incentive Agreement
This Executive Continuity and Stay Incentive Agreement (the “Agreement”) dated as of [____], 2015 (the “Effective Date”), by and between ManTech International Corporation, a Delaware corporation (the “Company”), and [___________] (the “Executive,” and together with the Company, the “Parties”).
PURPOSE
WHEREAS, the Executive is employed by the Company and/or one of its Subsidiaries (as defined below), and the services of the Executive, the Executive’s managerial experience, and/or Executive’s knowledge of the affairs of the Company are of significant value to the Company; and
WHEREAS, the Company’s Board of Directors (the “Board”) recognizes that, under the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”), the death of the Company’s co-founder, Chairman of the Board and Chief Executive Officer, George J. Pedersen, would result in the automatic conversion of the Company’s Class B Shares (which have 10-1 voting rights) into Class A shares on a share-for-share basis, and that such conversion and attendant potential changes may create uncertainty among key personnel regarding personal financial and employment situations, and that this uncertainty can be disruptive to the Company’s operations; and
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to establish an incentive program to address these concerns and to aid in the Company’s retention of certain key employees; and
WHEREAS, the Executive has been selected for participation in this program.
NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:
SECTION 1.     Definitions
For purposes of this Agreement, the following terms have the meanings set forth below:
“Cause” for termination of Executive’s employment with the Company or a Subsidiary will be deemed to exist if (i) the Executive has been indicted for committing an act of fraud, embezzlement, theft or other act constituting a felony, (ii) the Executive willfully engages in illegal conduct or gross misconduct that significantly and adversely effects the Company, (iii) the Executive is unable to maintain any security clearance that is required and essential for the performance of Executive’s duties (unless the failure to do so is the result of an action or inaction of the Company) or (iv) the Executive fails to perform the material duties of his or her position after receipt of written notice from the Company detailing such failure, and (if the failure is capable of being cured) upon the failure to cure such non-performance within 30 days of such notice.
“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a)
The acquisition by any Person of beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the outstanding voting power of the Company’s stock; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (i) any acquisition by the Company or any of its Subsidiaries; (ii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iii) acquisitions pursuant to a transaction that complies with clauses (i) or (ii) of subparagraph (c) below, or (iv) any acquisition of voting power resulting solely from the Triggering Event.

(b)
Individuals who at the beginning of any two year period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company during such two-year period and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c)
Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Company’s outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or the entity resulting from the Business Combination or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of the Company’s outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); and (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned fifty percent (50%) or more of the Company’s outstanding shares or outstanding voting securities immediately prior to the Business Combination.

(d)	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means ManTech International Corporation, provided that in recognition that the Executive may be employed by a Subsidiary or other affiliate of the Company or a Successor, the term “Company” when referring to the employment relationship of Executive shall be deemed to include the employer of Executive, as the context requires.
“Continuity and Stay Incentive Amount” shall mean $[__________].
“Disability” means that the Executive has become entitled to receive benefits under a long-term disability plan sponsored or maintained by the Company, a Successor or a Subsidiary or other affiliate thereof, and if no such plan covers the Executive, Disability shall mean the Executive’s inability to perform his or her duties on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days in any twelve (12)-month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d) and 14(d) thereof.
“Qualifying Termination” means a termination of the Executive’s employment by the Company other than for Cause and not due to the Executive’s death or Disability.
“Subsidiary” means any entity with respect to which another specified entity has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.
“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.
“Triggering Event” means the automatic conversion of the Company’s shares of Class B Common Stock into shares of the Company’s Class A Common Stock as a result of the death of George J. Pedersen, pursuant to Section 4.2(e)(5)(i) of the Company Charter.

SECTION 2.     Term of Agreement
Except as otherwise provided in Section 3, the term of this Agreement (the “Term”) will commence on the Effective Date, and will continue in effect until the third anniversary of the Effective Date; provided however that on such third anniversary (and on each one (1) year anniversary of such date thereafter), the Term shall automatically be extended for an additional one (1) year period, unless not later than ninety (90) days prior to the end of a Term, the Company shall have given notice to the Executive that the Term shall no longer be extended; provided, further, that if the Triggering Event occurs during the Term, the Term shall not expire until (x) all payments have been made pursuant to the terms of the Agreement or (y) the Agreement expires pursuant to Section 3 of this Agreement due to the Executive’s termination of employment.

SECTION 3.    Early Expiration of Term upon Certain Terminations of Employment

The Term shall immediately expire without any further action, and the Agreement will immediately terminate and be of no further effect, if the Executive’s employment terminates (a) for any reason before the Triggering Event or (b) for any reason other than a Qualifying Termination on or after the Triggering Event.

SECTION 4.     Payment Following Triggering Event

Except as otherwise provided in Section 5, if the Triggering Event occurs during the Term, fifty percent (50%) of the Continuity and Stay Incentive Amount shall be paid to the Executive on the first anniversary of the Triggering Event (subject to the Executive’s continued employment through such first anniversary), and the remaining fifty percent (50%) of the Continuity and Stay Incentive Amount shall be paid to the Executive on the second anniversary of the Triggering Event (subject to the Executive’s continued employment through such second anniversary).

SECTION 5.	Payment upon Change in Control or Qualifying Termination after a Triggering Event
If a Change in Control occurs during the Term and after the Triggering Event, the Continuity and Stay Incentive Amount, to the extent unpaid, shall be paid to the Executive in a lump sum on the date of the Change in Control (subject to the Executive’s continued employment through the date of the Change in Control).
If the Executive’s employment is terminated in a Qualifying Termination during the Term and after the Triggering Event, the Continuity and Stay Incentive Amount, to the extent unpaid, shall be paid to the Executive in a lump sum within 30 days after the date of the Qualifying Termination.

SECTION 6.     Successors; Binding Agreement
This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place, and references in this Agreement to the Company shall be read as references to any such Successor. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 7.     Notice
For the purposes of this Agreement, notices and all other communications pertaining to this Agreement will be in writing and will be deemed to have been duly given (i) when personally delivered, upon acknowledgement or receipt when sent by email or other electronic transmission, or (ii) when sent by certified mail (return receipt requested, postage prepaid, addressed to the respective addresses last given by each Party to the other) or by priority overnight delivery by Federal Express.

SECTION 8.     Miscellaneous
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by each Party to this Agreement. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either Party which is not expressly set forth in this Agreement.

SECTION 9.     Governing Law

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

SECTION 10.     Severability
The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
SECTION 11.     Entire Agreement
This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties, with respect to the special compensation matter addressed herein.

SECTION 12.     Excise Tax Adjustments
Notwithstanding anything in this Agreement or otherwise to the contrary, if, based upon the advice of independent public accountants selected by the Company and reasonably acceptable to the Executive, the fees and expenses of which shall be borne solely by the Company (the “Accounting Firm”), it is determined that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement or otherwise constitute “parachute payments” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such consideration, compensation or benefits shall be either (a) provided in full or (b) provided as to such lesser extent which would result in no portion of such consideration, compensation or benefits being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any related interest or penalties), is determined by the Accounting Firm to result in the receipt by Executive, on an after-tax basis, of the greatest amount of consideration, compensation and benefits provided for hereunder or otherwise. All determinations made by the Accounting Firm in accordance with this Section 12 shall be final and binding upon Executive and the Company, any Successor and all Subsidiaries and other affiliates thereof for all purposes.
If a reduction is required pursuant to the preceding paragraph, the reduction shall be made as follows: (a) if none of the parachute payments constitute nonqualified deferred compensation (within the meaning of Code Section 409A), then the reduction shall occur in the manner the Executive elects in writing, and (b) if any parachute payments constitute nonqualified deferred compensation or if the Executive fails to elect an order, then the parachute payments to be reduced will be determined by the Accounting Firm in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved.
SECTION 13.     Code Section 409A
It is intended that any amounts payable under this Agreement will be exempt from Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) under the “short-term deferral” exemption and this Agreement shall be interpreted accordingly; provided, however, that to the extent any amounts payable under this Agreement are determined to be subject to Section 409A, this Agreement shall be interpreted accordingly. To the extent that any amount payable under this Agreement would trigger any additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Notwithstanding anything in this Agreement to the contrary, to the extent necessary to avoid triggering additional tax, penalty or interest imposed by Code Section 409A, no event or condition shall constitute a Change in Control for purposes of this Agreement unless it also constitutes a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5) and the termination of the Executive’s employment shall not be deemed to have occurred unless and until a “separation from service” (as that term is used in Code Section 409A) occurs. To the extent necessary to avoid triggering additional tax, penalty or interest imposed by Code Section 409A, if the Executive is deemed on the date of a separation from service to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment that is determined to constitute nonqualified deferred compensation within the meaning of Code Section 409A and is paid as a result of the Executive’s separation from service, such payment shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to the preceding sentence shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

SECTION 14.     Tax Withholding
Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

ManTech International Corporation

/s/ George J. Pedersen
George J. Pedersen
Chairman of the Board and Chief Executive Officer

/s/ Executive
[Name of Executive]